Exhibit 99.1

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN TO PURCHASE 50% OF HAYNESVILLE SHALE
MIDSTREAM OPERATIONS FOR $875 MILLION

Joint Venture with Petrohawk Creates Leading
Midstream System in the Haynesville Shale

HOUSTON, April 13, 2010 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today announced it has entered into a definitive agreement to purchase a 50 percent interest in Petrohawk Energy Corporation’s (NYSE: HK) natural gas gathering and treating business in the Haynesville Shale for $875 million in cash.  The transaction will create the largest gathering and midstream business in the Haynesville Shale of northwest Louisiana.  The assets consist of more than 170 miles of pipeline currently in service, which is expected to increase to about 375 miles of pipeline with projected throughput of over 800 million cubic feet per day by year-end 2010.  Additionally, the system’s amine treating plants have a projected capacity of approximately 2,635 gallons per minute by year end.
“We are delighted to gain entry into one of the largest onshore natural gas fields in the United States by partnering with Petrohawk, a strong E&P operator with superb fee-based gathering and treating assets in the Haynesville Shale,” said Kinder Morgan Chairman and CEO Richard D. Kinder.  “We anticipate this joint venture will generate substantial future growth opportunities as additional development continues in the Haynesville Shale both from Petrohawk and third-party producers.”
Petrohawk will continue to operate the business during a short transition period, after which a new company, KinderHawk Field Services LLC, owned 50/50 by Petrohawk and Kinder Morgan, will assume operations.  The joint venture has received a life of lease dedication to transport and treat all of Petrohawk’s operated Haynesville and Bossier Shale production in Louisiana at agreed upon rates, as well as minimum volume commitments from Petrohawk for
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KMP – Petrohawk	Page 2
the first five years.  The new company, which will be staffed with experienced personnel from both companies, will also focus on providing firm service to third-party shippers.  The venture ultimately is expected to have approximately 2 billion cubic feet per day of mainline throughput capacity, which will make it one of the largest gathering and treating systems in the United States.
The transaction will not have an impact on KMP’s distribution in 2010.  It is expected to be accretive to cash available to unitholders beginning in 2011 and significantly accretive thereafter.  The general partner of KMP has agreed not to take incentive distributions related to this transaction through year-end 2011.  The transaction is subject to customary closing conditions and is expected to be completed by the end of May 2010.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates approximately 28,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of approximately $30 billion.  The general partner of KMP is owned by Kinder Morgan, Inc., a private company.  For more information please visit www.kindermorgan.com.

Please join Kinder Morgan at 10 a.m. Eastern Time on Tuesday, April 13, 2010, at www.kindermorgan.com for a LIVE webcast conference call to discuss this major acquisition and strategic joint venture.

This news release includes forward-looking statements.  Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.
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